Exhibit 10.13

SUBLEASE

SUBLEASE, dated as of May 4th, 2018 (the “Effective Date”), between NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC, a Delaware corporation, having an address at 100 Technology Square, Cambridge Massachusetts 02139 (“Novartis”), and MAGENTA THERAPEUTICS, INC., a Delaware corporation, having an address at 50 Hampshire Street, 8th Floor, Cambridge Massachusetts 02139 (“Subtenant”).

WITNESSETH:

WHEREAS, Pursuant to a Lease, dated as of April 25, 2002, between ARE- Tech Square, LLC, as successor in interest to Massachusetts Institute of Technology (“Overlandlord”), as landlord, and Novartis, as tenant, Overlandlord demised and let unto Novartis, and Novartis did hire and take from Overlandlord, the entire building known by the street address of 100 Technology Square, Cambridge Massachusetts (the “Building”), on the terms and subject to the conditions set forth therein as amended by the First Amendment To Lease dated as of May 3, 2005, Second Amendment to Lease dated as of June 24, 2010, Third Amendment To Lease date January 31, 2017, and Fourth Amendment To Lease dated as of May     , 2018 (said Lease, as so amended, being referred to herein as the “Overlease”); and

WHEREAS, Subtenant desires to sublease from Novartis, and Novartis desires to demise to Subtenant, the entire fifth (5th) Floor of the Building which the parties agree contains 34,679 square feet and the entire sixth (6th) Floor of the Building which the parties agree contains 34,679 square feet, as shown on the space plan set forth on Exhibit A attached hereto, which the parties agree contains collectively 69,358 square feet (the “Sublease Premises”), upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Subleasing. Subtenant hereby hires from Novartis, and Novartis hereby demises to Subtenant, the Sublease Premises on the terms and conditions hereinafter set forth. The parties hereto agree that for all purposes of this Sublease, the Sublease Premises contains 69,358 square feet. Subtenant agrees to accept possession of the Sublease Premises from Novartis; (i) in its “as is” condition as of the date of this Sublease (subject to the terms of Section 15 of this Sublease, and otherwise vacant, boom clean, free of all property and debris, free and clear of all hazardous materials introduced into the Sublease Premises by Novartis, and with all mechanical, electrical, plumbing and other base Building systems in good working order, and in compliance with all laws (“Delivery Condition”) and (ii) in two phases as hereinafter provided. Provided Novartis has obtained the Overlandlord’s Consent, Novartis shall make that portion of the Sublease Premises including the entire fifth (5th) floor and a portion of the sixth (6th) floor containing 50,957 square feet excluding the cross-hatched area designated as “Vivarium” on Exhibit A-1 attached hereto (“SP#1”) available to Subtenant on June 1, 2018, for Subtenant’s use in accordance with the terms of Section 5 of this Sublease. Provided Novartis has obtained the Overlandlord’s Consent, as defined in Section 13 of this Sublease, Novartis shall make that portion of the Sublease Premises consisting of the remainder of the sixth (6th) floor containing 18,412 square feet designated as “Vivarium” on Exhibit A-2 attached hereto (“SP#2”) available to Subtenant on August 1, 2018, for Subtenant’s use in accordance with the terms of Section 5 of this Sublease. Novartis has retained the services on Clean Harbors for the performance of decontamination services in the Sublease Premises. The decontamination services in the fifth (5th) floor portion of the Sublease Premises are scheduled to be completed on April 20, 2018, and Clean Harbors should provide a report to Novartis outlining the scope of the decontamination services and containing customary certifications regarding the decontamination services within ten (10) business days after the completion of the services. The decontamination services in that portion of the sixth (6th) floor included in the description of the SP#1 portion of the Sublease Premises are scheduled to be completed on May 31, 2018, and Clean Harbors should provide a report to Novartis outlining the scope of those decontamination services and containing customary certifications regarding those decontamination services within ten (10) business days after the completion of those services. Novartis shall provide Subtenant with a copy of the Clean Harbors report promptly after same is received by Novartis. The decontamination services in that portion of the sixth (6th) floor included in the description of the SP#2 portion of the Sublease Premises are scheduled to be completed on July 7, 2018, and Clean Harbors should provide a report to Novartis outlining the scope of the decontamination services and containing customary certifications regarding those decontamination services within ten (10) business days after the completion of those services. Novartis shall provide Subtenant with a copy of each Clean Harbors report described above promptly after same is received by Novartis.

2. Term. (a) The term of this Sublease with respect to the SP#1 portion of the Sublease Premises shall commence on the date which shall be the later to occur of (i) the date on which the Consent shall have been obtained from the Overlandlord, or (ii) June 1,2018. The term of this Sublease with respect to the SP#2 portion of the Sublease Premises shall commence on the date on the later to occur of (iii) the date on which the Consent shall have been obtained from the Overlandlord, or (iv) August 1, 2018. The “Commencement Date” for purposes of this Sublease shall be the later of (i) and (ii) above for SP#1 and the later of (iii) and (iv) above for SP#2. Novartis and Subtenant shall, upon the request of either of them, execute a statement prepared by Novartis in a form reasonably acceptable to Subtenant setting forth the Commencement Date. Any failure of Subtenant to execute such statement shall not affect Novartis’s determination of the Commencement Date.

(b) The term of this Sublease shall end on the earlier of (i) February 28, 2028 or (ii) the date upon which said term may expire or be terminated pursuant to any of the provisions of this Sublease, the Overlease, or pursuant to law (the “Expiration Date”). Subtenant acknowledges and agrees that under no circumstances shall the term of this Sublease be extended beyond the Expiration Date.

(c) Notwithstanding anything to the contrary contained in this Sublease, Novartis shall have the right to terminate this Sublease, which termination shall be effective as of any day during the term of this Sublease occurring after the fifth (5th) anniversary of the Commencement Date for SP#1, provided that Novartis shall give Subtenant a notice terminating this Sublease (the “Termination Notice”) not less than twelve (12) months prior the effective date of such early termination (the “Termination Date”). On or prior to the Termination Date, Subtenant will surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, as if the Termination Date was the Expiration Date of this Sublease. Upon termination, Novartis and Subtenant will be relieved of their obligations under this Sublease with respect to the Sublease Premises, except for those accruing prior to the Termination Date. Notwithstanding anything to the contrary contained herein or in the Overlease to the contrary, in no event shall Subtenant be obligated to remove any alterations or improvements made by Novartis in the Sublease Premises prior to the Commencement Date of SP#1 and/or SP#2, respectively.

(d) Provided that Subtenant gives Novartis copies of all insurance required under Section 10, and otherwise complies with all of the terms and conditions of this Sublease, Subtenant, its employees, designers, suppliers, invitees, vendors and contractors (“Subtenant’s Agents”) shall have access to the Sublease Premises following the Effective Date and thereafter during the performance of the Novartis Work, to design, estimate, and plan the Subtenant’s Work (as hereafter defined), provided that Subtenant and Subtenant’s Agents strictly comply with all reasonable conditions and requirements imposed on such access by Novartis, and shall not interfere with the performance of the Novartis Work or the decontamination services. Notwithstanding anything to the contrary contained herein, provided that Subtenant has; (i) obtained the prior written approval of Novartis and Overlandlord of the plans and specifications for Subtenant’s Work (as hereafter defined), the contractors performing the Subtenant’s Work and the time schedule for the Subtenant’s Work, (ii) obtained and delivered to Novartis and Overlandlord copies all permits and approvals needed to comply with all applicable Legal Requirements in connection with the Subtenant’s Work, (iii) given Novartis and Overlandlord copies of all insurance required under Section 10, and (iv) otherwise complied with all of the terms and conditions of the Overlease with respect to Alterations and this Sublease (including, without limitation Section 15, the Construction Alterations Checklist attached hereto as Exhibit F and the Construction Work Rules and Regulations attached hereto as Exhibit G), Subtenant’s Agents shall have access to the Sublease Premises commencing on May 1, 2018 to perform the Subtenant’s Work. Notwithstanding anything to the contrary contained herein, Novartis acknowledges and agrees that Novartis has waived the delivery requirement by Subtenant of the information more particularly described in Paragraph 4 in Exhibit G attached hereto, at least two weeks before construction, solely with respect to the plans received by Novartis regarding the initial Subtenant’s Work, In the event that Subtenant or Subtenant’s Agents interfere with the performance of the Novartis Work or the decontamination services, Novartis shall have the right to require Subtenant, upon written demand, to remove or cause the removal forthwith of those of Subtenant’s Agents from the Sublease Premises causing such interference, discontinue the performance of Subtenant’s Work and Subtenant shall comply with such demand immediately. Except to the extent resulting from the negligence or willful misconduct of Novartis or any of Novartis’s employees, agents, contractors or invitees negligence and willful misconduct, Subtenant shall be liable to Novartis in the event Subtenant or Subtenant’s Agents damage any part of the Sublease Premises, the Building, Atrium, the Condominium and all common areas, including, without limitation, the Novartis Work, Subtenant shall hold Novartis harmless from and indemnify, protect and defend Novartis against any loss or damage to the Sublease Premises, the Building, the Atrium, the Condominium and all common areas and against injury to any persons caused by Subtenant’s and Subtenant’s Agents exercise of Subtenant’s rights under this Section 2(d). Subtenant’s access to the Sublease Premises pursuant to this Section 2(d) shall not impact the Commencement Date, the Expiration Date or term of this Sublease (as hereafter defined), provided that Subtenant and Subtenant’s Agents strictly comply with all reasonable conditions and requirements imposed on such access by Novartis, and shall not interfere with the performance of the Novartis Work or the decontamination services.

(e) Novartis shall use reasonable and good faith efforts to deliver the Sublease Premises to Subtenant (i) With the Novartis Work for the SP#1 portion of the Sublease Premises Substantially Completed on or before June 1, 2018 (the “Anticipated SP#1 Delivery Date”), and (ii) with the Novartis Work for the SP#2 portion of the Sublease Premises Substantially Completed on or before August 1, 2018 (the “Anticipated SP#2 Delivery Date”) in accordance with the provisions set forth in Section 15(b) of this Sublease. “Substantially Completed” or “Substantial Completion” means, With respect to the SP#1 portion of the Sublease Premises and SP#2 portion of the Sublease Premises, as the case may be, that Novartis has completed the Novartis Work for such phase in accordance with the Section 15 and Exhibit B, as the case may be, other than minor details of construction that will not unreasonably interfere with Subtenant’s use of that portion of the Sublease Premises (collectively, the “Punch List Items”), Notwithstanding the foregoing, if the Substantial Completion of any phase of the Novartis Work does not occur on the Anticipated SP#1 Delivery Date or Anticipated SP#2 Delivery Date, as the case may be, due to a Excusable Delays or Subtenant Delay the Substantial Completion shall be deemed to have occurred on the date the phase of Novartis Work would have been Substantially Completed but for the Subtenant Delay.

(f) (i) Notwithstanding anything to the contrary contained herein, if (i) the Novartis Work for the SP#1 portion of the Sublease Premises is not Substantially Completed on or before July 1, 2018 (as same may be extended for Excusable Delays or Subtenant Delays), then the Commencement Date for SP#1 shall be extended for each day after July 1, 2018 until the day that the Novartis Work for the SP#1 portion of the Sublease Premises is Substantially Completed, and (2) Subtenant shall be entitled to a two-day abatement of Fixed Rent for each day after July 1, 2018 (as same may be extended for Excusable Delays or Subtenant Delays) that the Novartis Work for the SP#1 portion of the Sublease Premises is not Substantially Completed.

(ii) Notwithstanding anything to the contrary contained herein, if (i) the Novartis Work for the SP#2 portion of the Sublease Premises is not Substantially Completed on or before September 1, 2018 (as same may be extended for Excusable Delays or Subtenant Delays), then the Commencement Date for SP#2 shall be extended one (1) day for each day after September 1, 2018 until the day that the Novartis Work for the SP#2 portion of the Sublease Premises is Substantially Completed, and (2) Subtenant shall be entitled to a two-day abatement of Fixed Rent for each day after September 1, 2018 (as same may be extended for Excusable Delays or Subtenant Delays) that the Novartis Work for the SP#2 portion of the Sublease Premises is not Substantially Completed.

For avoidance of doubt, if a Subtenant Delay or an Excusable Delay delays the Substantial Completion of the Novartis Work for the SP#1 portion of the Sublease Premises or SP#2 portion of the Sublease Premises, as the case may be, then the dates that trigger an abatement of Fixed Rent set forth in this Section 23(f)(i) and (ii) shall be extended day-for-day for the length of any such Tenant Delay or an Excusable Delay.

3. Fixed Rent. (a) The annual Fixed Rent shall be payable in advance in equal monthly installments on the first day of each and every calendar month, except that if either of the Commencement Date is a day other than the first day of a calendar month, or if the Expiration Date is a day other than the last day of a calendar month, the monthly installments for the months in which occur the Commencement Date and/or the Expiration Date shall be prorated accordingly.

(b) Fixed Rent under this Sublease shall be payable as follows:

				Monthly	Annually
Year 1	June 1, 2018	—	July 31, 2018	$326,974.08	$5,104,419.86
	August 1, 2018	—	May 31, 2019	$445,047.17
Year 2	June 1, 2019	—	May 31, 2020	$458,398.58	$5,500,782.98
Year 3	June 1, 2020	—	May 31, 2021	$472,150.54	$5,665,806.47
Year 4	June 1, 2021	—	May 31, 2022	$486,315.06	$5,835,780.66
Year 5	June 1, 2022	—	May 31, 2023	$500,904.51	$6,010,854.08
Year 6	June 1, 2023	—	May 31, 2024	$515,931.64	$6,191,179.71
Year 7	June 1, 2024	—	May 31, 2025	$531,409.59	$6,376,915.10
Year 8	June 1, 2025	—	May 31, 2026	$547,351.88	$6,568,222.55
Year 9	June 1, 2026	—	May 31, 2027	$563,772.44	$6,765,269.23
Year 10	June 1, 2027	—	March 31, 2028	$580,685.61	$5,806,856.09

(c) The Fixed Rent, additional rent, cost of electricity and other charges herein reserved shall be payable by Subtenant’s check payable to “Novartis Services Inc.” which shall be sent by Subtenant to Novartis initially at the following address: Novartis Institutes For Biomedical Research, Inc., 250 Massachusetts Avenue, Cambridge, MA 02139 Attention Alex Kireyex, or at such other place as Novartis may designate, in lawful money of the United States of America, as when the same shall become due and payable, without demand therefor and, except as expressly provided herein, without any deduction, set-off or abatement whatsoever. On the signing of this Sublease, Subtenant has delivered to Novartis the first monthly installment of Fixed Rent.

4. Additional Rent. (a) In addition to the annual Fixed Rent reserved in Section 3 of this Sublease, Subtenant covenants and agrees to pay to Novartis as additional rent for each calendar year or portion thereon during the term of this Sublease, the following:

(i) Beginning on the Commencement Date for SP#1 and ending on the date immediately preceding the date that the term of this Sublease with respect to the SP#2 portion of the Sublease Premises shall commence, Subtenant shall pay to Novartis the Subtenant’s Proportionate Share of Taxes (including Condominium Taxes), which shall include all amounts that are paid by Novartis in accordance with the provisions of Sections 10.1 and 10.2 of the Overlease. For purposes of this Sublease, during the period of the term of this Sublease described in the immediately preceding sentence, Subtenant’s Proportionate Share of Taxes (including Condominium Taxes) shall be 19.95% (representing the fraction, the numerator of which shall be 50,957 [the square footage of the SP#1 portion of the Subleased Premises] and the denominator of which shall be the 255,441) multiplied by the total amount paid by Novartis in accordance with the provisions of Sections 10.1 and 10.2 of the Overlease.

(ii) From and after the date upon which the term of the SP#2 portion of the Sublease Premises shall commence through the Expiration Date, Subtenant shall continue to pay to Novartis the Subtenant’s Proportionate Tax Share of Taxes (including Condominium Taxes) shall be 27.15% (representing the fraction, the numerator of which shall be 69,358 and the denominator of which shall be the 255,441), multiplied by the total amounts paid by Novartis during this period in accordance with the provisions of Sections 10.1 and 10.2 of the Overlease.

(iii) Beginning on the Commencement Date for SP#1 and ending on the day immediately preceding the date that the term of this Sublease with respect to the SP#2 portion of the Sublease Premises shall commence, Subtenant shall pay to Novartis the Subtenant’s Proportionate Share of Building Operating Costs and Condominium Operating Costs, which shall include all amounts that are paid by Novartis in accordance with the provisions of Sections 10.1 and 10.3 of the Overlease. For purposes of this Sublease, during the period of the term of this Sublease described in the immediately preceding sentence, Subtenant’s Proportionate Share of Building Operating Costs and Condominium Operating Costs shall be 19.95% (representing the fraction, the numerator of which shall be 50,957 [the square footage of the SP#1 portion of the Subleased Premises] and the denominator of which shall be the 255,441). multiplied by the total amount paid by Novartis in accordance with the provisions of Sections 10.1 and 10.2 of the Overlease.

(iv) From and after the date upon which the term of the SP#2 portion of the Sublease Premises shall commence through the Expiration Date, Subtenant shall continue to pay to Novartis the Subtenant’s Proportionate Share of Building Operating Costs and Condominium Operating Costs shall be 27.15% (representing the fraction, the numerator of which shall be 69,358 and the denominator of which shall be the 255,441), multiplied by the total amounts paid by Novartis during this period in accordance with the provisions of Sections 10.1 and 10.2 of the Overlease.

(v) Beginning on the Commencement Date for SP#1, the Subtenant’s use of electricity on the; (i) fifth (5th) floor of the Sublease Premises shall be measured by a submeter installed and maintained by Novartis on the fifth (5th) floor, and (ii) on that portion of the sixth (6th) floor of the Sublease Premises that is included in the SP#1 portion of the Sublease Premises equal to 53.02% of the total usage measured by the submeter installed and maintained by Novartis on the sixth (6th) floor. Beginning on the Commencement Date for SP#2, through the Expiration Date, the Subtenant’s use of electricity on each floor of the Sublease Premises shall be measured by the submeters on the fifth (5th) and sixth (6th) floors respectively. Within twenty (20) days following the delivery of an invoice to Subtenant, Subtenant shall pay to Novartis, the amount charged to Novartis for the Subtenant’s electric usage as shown on the submeters for each applicable period during the term of this Sublease.

(vi) Beginning on the Commencement Date, the Subtenant shall have the right to use the Building domestic cold water supply, Building non-potable cold and hot water supply and the Building low pressure steam supply (collectively, the “Separately Invoiced Shared Services”). Beginning on the Commencement Date for SP#1 and ending on the date immediately preceding the date that the term of this Sublease with respect to the SP#2 portion of the Sublease Premises shall commence, Subtenant shall pay to Novartis Subtenant’s Proportionate Share (19.95%) of the Separately Invoiced Shared Services billed to Novartis by the applicable service provider. From and after the date upon which the term of the SP#2 portion of the Sublease Premises shall commence through the Expiration Date, Subtenant shall continue to pay to Novartis the Subtenant’s Proportionate Share (27.15%) of the Separately Invoiced Shared Services billed to Novartis by the applicable service provider. This billing rate can be adjusted by Novartis based on any increase in Subtenant consumption. Subtenant is responsible for any modifications to existing system to accommodate any improvements or alterations performed by Subtenant.

(vii) Beginning on the Commencement Date for the SP#1 portion of the Sublease Premises through the Expiration Date, Subtenant shall pay to Novartis a Management Fee in an amount equal three percent (3%) of the monthly Fixed Rent payable by Subtenant under this Sublease. The Management Fee shall be payable together with the Fixed Rent in advance in equal monthly installments on the first day of each and every calendar month, except that if either of the Commencement Date for SP#1 or SP#2 is a day other than the first day of a calendar month, or if the Expiration Date is a day other than the last day of a calendar month, the monthly installments of Management Fee for the months in which occur the Commencement Date and/or the Expiration Date shall be prorated accordingly.

(b) In addition to the annual Fixed Rent reserved in Section 3 hereof, Subtenant covenants and agrees to pay Novartis, as additional rent for each calendar year or portion thereof during the term of this Sublease any sum payable by Novartis as additional rent to Overlandlord as a result of: (i) any services supplied by Overlandlord to the Sublease Premises at Subtenant’s request, (ii) any work performed by Subtenant in the Sublease Premises, (iii) any act or omission of Subtenant, or (iv) any default by Subtenant of its obligations under this Sublease.

(c) Subtenant shall pay Novartis the additional rent set forth in Sections 4 (a)(i), (a)(ii), (a)(iii) and (a)(iv) of this Sublease in equal monthly installments (as same may be adjusted from time to time in accordance with the provisions of this Sublease) on the first day of each month during the period that such additional rent is due and payable, together with the monthly installments of Fixed Rent. Novartis shall notify Subtenant of an increase in the additional rent payments set forth in Sections 4 (a)(i), (a)(ii), (a)(iii) and (a)(iv) and Subtenant shall pay the increased amount of such payments monthly, as provided above. Novartis will provide Subtenant with Overlandlord’s invoices and documentation substantiating such additional rent demands and will cooperate with Subtenant in requesting such other and further documentation from Overlandlord as may be reasonably necessary to calculate such additional rents. With respect to the additional rent set forth in paragraph (b), Novartis shall give Subtenant prompt notice of such additional rent, and Subtenant shall pay the amounts set forth therein promptly and in no event later than thirty (30) days after the presentation of a written statement therefor and payment thereof by Novartis to Overlandlord. Subtenant covenants to pay the additional rent when due, and in lawful money of the United States. Any delay by Overlandlord or Novartis in billing any sum set forth in Sections 4 (a)(i), (a)(ii), (a)(iii) and (a)(iv) shall not constitute a waiver of or any way impair Subtenant’s obligation to pay the same in accordance with the terms of this Sublease. If the Overlandlord notifies Novartis under the terms of the Overlease that Novartis has paid to Overlandlord more in estimated additional rent under the Overlease than the actual amount due from Novartis under the Overlease (the “Overpaid Additional Rent Amount”), then Novartis shall notify Subtenant that Subtenant has paid to Novartis more in estimated additional rent under this Sublease than the actual amount due from Subtenant under this Sublease. Provided that Subtenant is not in default under the terms of this Sublease after notice and the expiration of any applicable cure period, to the extent Novartis receives either (i) the right to offset the amount of the Overpaid Additional Rent Amount against the next installment of Yearly Rent, or (ii) a refund of the Overpaid Additional Rent from Overlandlord pursuant to the terms of the Overlease, then Subtenant shall have the right to (x) offset the Subtenant’s Proportionate Share of the Overpaid Additional Rent Amount against the next installment of Fixed Rent due Novartis under this Sublease, or (y) receive a refund from Novartis (provided that Novartis first receives a cash refund from the Overlandlord under the terms of the Overlease) in the amount of the Subtenant’s Proportionate Share of the Overpaid Additional Rent Amount, as the case may be, for the applicable year. If Subtenant has paid less than the actual additional rent due under this Section 4, Subtenant shall pay any deficiency to Novartis within thirty (30) days following receipt of the reconciliation documentation from Novartis.

(d) Notwithstanding anything to the contrary contained herein, if (i) Overlandlord shall give Novartis a bill or statement for additional rent provided for in this Section 4 in connection with Subtenant’s use or occupancy of the Sublease Premises, and / or (ii) Novartis shall give a bill or statement for additional rent provided for in this Section 4 in connection with Subtenant’s use or occupancy of the Sublease Premises (as the case may be), after the Expiration Date, Subtenant’s obligation to pay such additional rent shall survive the Expiration Date.

(e) The parties hereby agree that Novartis shall have all the rights and remedies with respect to the nonpayment by Subtenant of Fixed Rent and additional rent and all costs, charges and expenses to be paid by Subtenant as are provided in this Sublease, the Overlease or by law.

(f) Subtenant agrees that Novartis alone shall have the right to inspect or audit the Overlandlord’s records relating to Building Operating Costs pursuant to the terms of Section 10.7 of the Overlease. However, Subtenant shall have the right from time to time during the term of this Sublease, to provide a written request that Novartis exercise the inspection and audit rights granted to Novartis under Section 10.7 of the Overlease. Subtenant shall include an explanation setting forth in reasonable detail the information supporting Subtenant’s request, and such written request must be received by Novartis no later than ninety (90) days after Novartis’s receipt of the Year End Statement, time being of the essence. Following Novartis’s receipt of any request from Subtenant which is made in accordance with the provisions of this Section 4(f), Novartis shall have the right to elect to exercise (or not) Novartis’s right to inspect or audit the Overlandlord’s records relating to Building Operating Costs pursuant to the terms of Section 10.7 in Novartis’s sole and absolute discretion and without any liability to Subtenant.

5. Use. Subtenant shall use and occupy the Sublease Premises solely for the purposes provided in the Overlease. Subtenant, for itself and for Subtenant’s Parties, covenants to comply with the Rules and Regulations attached hereto as Exhibit E (the “Rules and Regulations”) and the rules and regulations set forth in Exhibit 9 to the Overlease. Overlandlord has the right to amend the rules and regulations set forth in Exhibit 9 to the Overlease, and Novartis has the right to amend the Rules and Regulations from time to time, and Subtenant, oil behalf of itself and for Subtenant’s Parties, agrees to comply with all such amendments after deliveries of copies thereof to Subtenant, provided, however, in the event of a conflict between the Rules and Regulations and this Sublease, this Sublease shall control.

6. Assignment and Subletting. (a) Except as otherwise expressly hereafter provided, Subtenant shall have the same rights to assign this Sublease or to sublet all or any portion of the Sublease Premises that Novartis has under the Overlease. Subtenant acknowledges and agrees that as a material inducement for Novartis to enter into this Sublease, Subtenant shall have no right to transfer this Sublease to any Successor (as defined in Section 16.3 of the Overlease) that is also a Competitor of Novartis. Novartis agrees that Subtenant shall have the tight to transfer this Sublease to an Affiliated Entity (as defined in Section 16.3 of the Overlease) and/or a Successor (as defined in Section 16.3 of the Overlease) provided such Successor at the time of such transfer is not a Competitor (as hereafter defined) in accordance with the terms of Section 16.3 of the Overlease without Novartis’s consent. However, Subtenant acknowledges and agrees that Subtenant’s right to transfer all or a portion of this Sublease to an Affiliated Entity (as defined in Section 16.3 of the Overlease) and/or a Successor (as defined in Section 16.3 of the Overlease) provided such Successor at the time of such transfer is hot a Competitor (as hereafter defined) in accordance with the terms of Section 16.3 of the Overlease, shall be subject to the Overlandlord’s consent in each instance. Notwithstanding anything to the contrary contained herein, if the Successor is a Competitor, then the provisions of Section 6(b) below shall be applicable. Subtenant shall not sell, assign, mortgage or transfer this Sublease, or sublet all Or any part of the Sublease Premises without the prior written consent of Overlandlord and Novartis in each instance, in the event such consent is required pursuant to Article 16 of the Overlease. Notwithstanding anything to the contrary contained herein, or in Article 16 of the Overlease, in no event shall Subtenant be permitted to sublease, license, or otherwise permit occupancy of any single floor within the Sublease Premises at any time during the term of this Sublease by more than two (2) entities, in addition to the Subtenant. For avoidance of doubt, any sublease or license with, or other permitted occupancy by an individual shall be considered one (1) entity for purposes of determining the two (2) entity limitation for any single floor within the Sublease Premises. The consent of Overlandlord and Novartis to an assignment or subletting shall not be construed to relieve Subtenant from obtaining the consent of Overlandlord and Novartis to any further assignment or subletting. If Subtenant shall desire to assign this Sublease or sublet the Sublease Premises other than to an Affiliated Entity (as defined in Section 16.3 of the Overlease) and/or a Successor (as defined in Section 16.3 of the Overlease) provided such Successor at the time of such transfer is not a Competitor (as hereafter defined) in accordance with the terms of Section 16.3 of the Overlease Subtenant shall submit to Novartis a written request for Novartis’s consent to such assignment or subletting (the “Subtenant’s Transfer Notice”), the name and address of the proposed assignee or subtenant, the terms and conditions of the proposed assignment or sublease, the nature and character of the business and proposed use of space by the proposed assignee or subtenant, reasonable financial and credit relating to the proposed assignee or subtenant and such other information as may be reasonably requested by Overlandlord or Novartis in connection with Subtenant’s request, at least forty (40) days prior to the effective date of such assignment or subletting. Subject to the two (2) entity per floor of the Sublease Premises limitation set forth above and Novartis’s right to recapture set forth in Section 6(c) below, Novartis shall not unreasonably withhold, condition or delay its consent to an assignment of this Sublease or to a subleasing of all or part of the Sublease Premises.

(i) Notwithstanding anything to the contrary contained herein, Novartis and Subtenant acknowledge and agree that during the period from the SP#1 Commencement Date through December 31, 2020 (the “Initial Sublet/License Period”), Subtenant shall (1) not have the right to enter into any sublease, license or otherwise permit the occupancy of any portion of the fifth (5th) floor of the Sublease Premises by any entity or individual that is not an either an Affiliated Entity or employee of Magenta, and (2) have the right, upon such prior written notice as shall be required under the provisions of Section 16 of the Overlease, and with Novartis’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and Overlandlord’s consent, to enter into a sublease, license or otherwise permit the occupancy of any part of the sixth (6th) floor portion of the Sublease Premises by not more than two (2) Space Users (as hereafter defined) at any one time, solely for the purposes provided in the Overlease. Provided, however, no Space User shall be permitted to use and occupy any part of the sixth (6th) floor portion of the Sublease Premises after the expiration of the Initial Sublet/ License Period. For purposes of this Sublease, a “Space User” shall mean any third party entity reasonably approved by Novartis, subject to the provisions of this Section 6. Each Space User shall only use such space in the Sublease Premises for the purposes permitted by this Overlease and this Sublease, and subject to and in compliance with the following terms and conditions:

(i) the Space User shall have no rights under this Sublease;

(ii) any breach or violation of this Sublease or the Overlease by a Space User beyond applicable notice and cure periods shall be deemed to be and shall constitute a default by Subtenant under this Sublease and any act or omission of a Space User shall be deemed to be and shall constitute the act or omission of Subtenant under this Sublease;

(iv) the right of a Space User to occupy a part of the sixth (6th) floor portion of the Sublease Premises shall not be deemed to be an assignment of, or sublease under, this Sublease and any occupancy of any part of the sixth (6th) floor portion of the Sublease Premises shall automatically terminate upon the expiration or earlier termination of this Sublease;

(v) Subtenant hereby indemnifies and holds Novartis and Overlandlord harmless from and against any and all loss, claim or damage arising from the act or omission of any Space User; and

(vi) no Space User shall be entitled, directly or indirectly, to diplomatic or sovereign immunity and each Space User shall be subject to the service of process of, and the jurisdiction of the courts of the Commonwealth of Massachusetts.

(b) Notwithstanding anything to the contrary contained herein, in no event shall Subtenant; (i) assign this Sublease to, (ii) sublease all or a portion of the Sublease Premises to, (iii) otherwise permit the use and occupancy of all or any portion of the Sublease Premises, or (iv) otherwise be acquired by any competitor of Novartis, or any entity, which controls, is controlled by or is under common control with a competitor of Novartis (a “Competitor”). For purposes of this Sublease, “Competitor” shall mean any entity designated on Exhibit I, attached hereto, as same may be amended from time to time during the term of this Sublease by Novartis, in Novartis’s sole discretion. Notwithstanding anything to the contrary contained herein, if Subtenant, or Subtenant’s interest in this Sublease, shall be acquired by a Successor (as defined in Section 16.3 of the Overlease) that is a Competitor, Subtenant shall give Novartis a written notice (the “Competitor Acquisition Notice”) containing the name of such Successor, the effective date of such transfer and the payment to Novartis of a termination fee equal to five (5) months of the then applicable monthly Fixed Rent and additional rent payable to Novartis under this Sublease (the “Competitor Termination Fee”) within thirty (30) days after the effective date of such transfer. Following Novartis’s receipt of a timely Competitor Acquisition Notice (including payment of the Competitor Termination Fee) this Sublease shall terminate on the ninetieth (90th) day after the effective date of such transfer to a Successor that is a Competitor (the “Competitor Termination Date”), and Subtenant shall surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, on or before the Competitor Termination Date, as if the Competitor Termination Date was the Expiration Date of this Sublease. During the period from Novartis’s receipt of a timely Competitor Acquisition Notice through the Competitor Termination Date, Subtenant shall continue to occupy the Sublease Premises and comply with all obligations of Subtenant in accordance with the provisions of this Sublease, including, without limitation, Subtenant’s obligation to pay all Fixed Rent and additional rent, and the Subtenant’s failure to surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, on or before the Competitor Termination Date shall be an Event of Default by Subtenant under this Sublease. During any period after the Competitor Termination Date that Magenta fails to surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, Subtenant shall pay to Novartis on the first day of each month of the holdover period, an amount equal to one hundred fifty percent (150%) of the Fixed Rent payable by Subtenant for the month in which the Competitor Termination Date of this Sublease shall occur, plus all additional rent payable to Novartis under this Sublease for each month and any partial month that Subtenant shall continue to hold over.

(c) Notwithstanding anything to the contrary contained herein, for any transfer (or series of transfers) consisting individually, or collectively of at least one (1) full floor of the Sublease Premises other than to an Affiliated Entity (as defined in Section 16.3 of the Overlease) and/or a Successor (as defined in Section 16.3 of the Overlease) provided such Successor at the time of such transfer is not a Competitor (as hereafter defined) in accordance with the terms of Section 16.3 of the Overlease, Novartis shall have the right to recapture all or any part of the space set forth in Subtenant’s Transfer Notice by giving Subtenant notice (the “Recapture Notice”) within thirty (30) days following Novartis’s receipt of Subtenant’s Transfer Notice. A Recapture Notice, if given, shall cancel or terminate this Sublease with respect to the space described in the Recapture Notice effective on the date established by Novartis and communicated to Subtenant in the Recapture Notice (the “Recapture Date”). On or prior to the Recapture Date, Subtenant will surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, as if the Recapture Date was the Expiration Date of this Lease. Upon recapture, Novartis and Subtenant will be relieved of their obligations under this Sublease with respect to the Sublease Premises, except for those accruing prior to the Recapture Date. The Subtenant’s failure to surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, on or before the Recapture Date shall be an Event of Default by Subtenant under this Sublease. During any period after the Recapture Date that Magenta fails to surrender possession of the Sublease Premises to Novartis in accordance with the provisions of Article 20 of the Overlease, and Section 15 of this Sublease, Subtenant shall pay to Novartis on the first day of each month of the holdover period, an amount equal to one hundred fifty percent (150%) of the Fixed Rent payable by Subtenant for the month in which the Recapture Date of this Sublease shall occur, plus all additional rent payable to Novartis under this Sublease for each month and any partial month that Subtenant shall continue to hold over. Novartis’s consent to an assignment or sublease shall be required to the same extent that Overlandlord’s consent is required pursuant to Article 9 of the Overlease.

(d) Subtenant shall pay, upon demand, (x) any cost, expense or fee of Overlandlord which is required to be paid by Novartis in connection with any assignment, subletting or occupancy pursuant to the Overlease and (y) any reasonable third party out of pocket cost of expense of Novartis which is incurred by Novartis in connection with any request for consent to any assignment, subletting or occupancy pursuant to this Section 6.

7. Incorporation of Overlease. Subtenant hereby acknowledges and agrees that, except as otherwise provided in this Sublease, this Sublease is subject to all of the terms, covenants, provisions, conditions and agreements contained in the Overlease and the matters to which the Overlease is subject and subordinate and Subtenant hereby assumes all obligations of Novartis with respect to the Sublease Premises as required pursuant to the terms and provisions of the Overlease in the event of any inconsistencies between the terms and provisions of the Overlease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern with respect to the relationship between Novartis and Subtenant, and the terms and provisions of the Overlease shall govern with respect to the relationship between Overlandlord and Novartis. Except as otherwise provided in this Sublease, all of the terms, covenants, conditions and agreements of the Overlease including, among other things, definitions and constructions therein contained are hereby incorporated in and made part of this Sublease with the same force and effect as though set forth in length herein, it being understood that: (i) references in the Overlease to the “Premises” shall be deemed to refer to the “Sublease Premises” hereunder; (ii) references in the Overlease to Landlord shall be deemed to refer to the “Novartis” hereunder; (iii) references in the Overlease to Tenant shall be deemed to refer to “Subtenant” hereunder; (iv) references in the Overlease to “yearly rent” or “additional rent” shall be deemed to refer to the “Fixed Rent” and “additional rent” hereunder; and, (v) references in the Overlease to the “term” Shall be deemed to refer to the “term of this Sublease.” It is further understood that where reference is made in the Overlease to “this Lease” the same shall be deemed to refer to “this Sublease.”

8. Articles of Overlease. For the purposes of this Sublease, the provisions of the Overlease, as incorporated herein, are subject to the following modifications or deletions:

(a) The time limits provided in the Overlease for the giving of notice, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Novartis or Subtenant, as the case may be, within the time limit relating thereto contained in the Overlease. If the Overlease only allows seven (7) days or less for Novartis to perform any act or to undertake to perform such act, and to correct failure relating to the Sublease Premises or this Sublease, then Subtenant shall nevertheless be allowed three (3) business days to perform such act, undertake such act and/or correct such failure.

(b) The following provisions of the Overlease shall not be incorporated herein by reference:

Lease Agreement - Lease Data - Execution Date, Tenant, Mailing Address Prior to Occupancy, Landlord, Landlord’s Mailing Address, Premises, Rooftop Premises, Term Commencement Date, Estimated Delivery Date, Outside Delivery Date, Rent Commencement Date, Expiration Date, Design Development Plans Delivery Date, Permit Plans Delivery Date, Final Construction Drawings Delivery Date, Landlord’s Contribution, Yearly Rent, Total rentable square footage of the Premises, Tenant’s Building percentage, Tenant’s Multi-Building Share, Tenant’s Condominium Share, Landlord’s Construction Representative Tenant’s Construction Representative, Guarantor and Broker; Section 2.1, Section 2.2, Section 2.3(c), Section 3.1(b), Section 3.2, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 7, Section 10.2(c), Section 10.7, Section 15,1, Section 15.2, Section 15.3, Section 15.4, Section 15.5, Section 15.6, Section 15.7, Section 16.2, Section 19.3(c), Section 20.3, Section 21.1, Section 23, Section 24.1, Section 24.2, Section 25.2, Section 27.1, Section 27.2, Section 27.3, Section 27.4, Section 27.5, Section 27.6, Section 27.7, Section 27.8, Section 32.9 (as between Novartis and Subtenant only), Exhibit 2, Exhibit 5, Exhibit 7, Exhibit 7-1, Exhibit 10.

First Amendment- None;

Second Amendment - Paragraph 2;

Third Amendment - Paragraph 2, Paragraph 3 Paragraph 4 and Exhibit A (except to the extent reference is required pursuant to Section 15 hereof);

Fourth Amendment – Paragraph 4

(c) Novartis shall not be responsible for the obligations of Overlandlord set forth in Articles 8 and 9 of the Overlease. Subtenant shall have the right to look to solely to Overlandlord for the performance of such obligations pursuant to Sections 11 and 12 of this Sublease.

9. Covenants and Indemnities. (a) Subtenant covenants and agrees not to do or suffer or permit any act or thing to be done or suffered which would or might cause the Overlease or the rights of Novartis as Tenant thereunder to be canceled, terminated or forfeited. Notwithstanding anything contained in this Sublease to the contrary, Subtenant shall not be responsible for (i) any default of Novartis, its agents, employees or contractors under the Overlease unless attributable to a default under this Sublease by Subtenant or anyone claiming by, through or under Subtenant, (ii) conditions at the Sublease Premises, for which the obligation to maintain and repair resides with Overlandlord or which existed as of the applicable Commencement Date, (iii) any violations of law resulting from such conditions described by (ii) above, (iv) the payment of any charges, fees and other costs imposed by Overlandlord on Novartis as a result of Novartis’ default under the Overlease except if caused by the act or omission of Subtenant or anyone claiming by, through or under Subtenant, (v) the removal or restoration of any alterations or improvements, except as explicitly provided for in this Sublease, and (vi) making payment of any sums either to Overlandlord or Novartis in satisfaction of charges accruing under the Overlease (whether denominated as rent, rental, additional rent or otherwise) for any period prior or subsequent to the term (except as explicitly provided for in this Sublease), or resulting from a service as may be provided to Novartis under the Overlease which is not afforded to Subtenant.

(b) Novartis covenants to Subtenant to perform all of the terms and provisions required of it under the Overlease and to promptly pay when due all rents due and accruing to Overlandlord. Nothing contained in this Sublease shall be construed as a guarantee by Novartis of any of the obligations, covenants, warranties, agreements or undertakings of Overlandlord in the Overlease, nor as an undertaking by Novartis to. Subtenant on the same or similar terms as are contained in the Overlease. Notwithstanding the foregoing, as long as this Sublease is in full force and effect, Subtenant shall be entitled, with respect to the Sublease Premises, to the benefit of Overlandlord’s obligations and agreements to furnish utilities and other services to the Sublease Premises and to repair and maintain the common areas, roof, Building systems and all other obligations of Overlandlord under the Overlease. Except with respect to a termination of the Overlease resulting from the exercise of a right to terminate expressly provided in the Overlease and provided and so long as this Sublease is in full force and effect and has not been terminated, Novartis shall not, without Subtenant’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, terminate the Overlease or amend the Overlease in any way that materially and adversely interferes with (i) Subtenant’s rights hereunder, or (ii) Subtenant’s use and occupancy of the Sublease Premises ill accordance with the terms of this Sublease. Novartis shall deliver to Subtenant copies of all executed amendments to the Overlease, which copies may be redacted so as to remove any confidential information not related to the Sublease Premises.

(c) Subtenant agrees to indemnify and hold harmless Novartis from and against any and all claims, losses, expenses, liabilities or damages by third parties arising out of the actions or omissions of Subtenant, its contractors, agents, employees, invitees and licensees with respect to this Sublease or the Sublease Premises, including, without limitation, its failure to comply with the foregoing covenants. Subtenant’s covenants and obligations set forth in this Section 9 shall survive the Expiration Date.

(d) Novartis agrees to indemnify, defend and hold harmless Subtenant from and against any and all claims, losses, expenses, liabilities or damages by third parties arising out of the actions or omissions of Novartis, its contractors, agents, employees, invitees and licensees, with respect to this Sublease or the Sublease Premises.

10. Insurance. (a) Subtenant shall procure, pay for and keep in force throughout the term hereof (and for so long thereafter a Subtenant remains, in occupancy) commercial general liability insurance insuring Subtenant on a claims made basis against all claims and demands for personal injury liability (including, Without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Subtenant Parties shall first enter the Premises, of not less than Two Million Dollars ($2,000,000), and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Novartis. For purposes of this Sublease, Subtenant Parties shall mean Subtenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants, Subtenant shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000). Such policy shall also include, to the extent commercially available, contractual liability coverage covering, Subtenant’s liability assumed under this Sublease, including without limitation the indemnification obligations contained in Sections 2.3(c), 4.3, 15.5, 17.6(f), 29.6 and 32.3 of the Overlease Subtenant’s insurance under this Section 10.1 shall be primary over any liability insurance carried by Novartis and shall remain in effect during the term of this Sublease and for the duration of any applicable statute of limitations thereafter.

(b) Subtenant shall take out and maintain throughout the term hereof a policy of fire, vandalism, malicious mischief, extended coverage and so-called “special form” coverage insurance insuring (i) all items or components of Subtenant’s Work or Alterations which Subtenant is by this Sublease either entitled to or required to remove upon the expiration or earlier termination of the term hereof (collectively, the “Tenant-Insured Improvements”), and (ii) Subtenant’s Rooftop Equipment, if any, and all of Subtenant’s animals, furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Subtenant’s sublease hereunder, which may be in or upon the Sublease Premises, the Building or the Condominium (collectively, “Subtenant’s Property”) in an amount equal to one hundred percent (100%) of the replacement cost thereof. Such insurance shall insure the interests of both Novartis and Subtenant as their respective interests may appear from time to time.

(c) Business Interruption Insurance. Subtenant shall also take out and maintain a policy of business interruption insurance throughout the term of this Sublease sufficient to cover at least twelve (12) months of rent due hereunder and Subtenant’s business losses during such 12-month period.

(d) Form of Insurance. The insurance required pursuant to Sections 10.1, 10.22 and 10.3 (collectively, “Subtenant’s Insurance Polices”) shall be effected with insurers approved by Novartis, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies, and with respect to the insurance required pursuant to Section 10.1, such insurance policy(ies) shall list Novartis, Overlandlord, Overlandlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds. Subtenant’s Insurance Policies shall each provide that is shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. On or before the time any of the Subtenant Parties shall first enter the Sublease Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy. Subtenant shall deliver to Novartis, certificates of Subtenant’s Insurance Policies issued by the respective insurers, and upon request of Novartis, Subtenant shall deliver to any Mortgagee copies of the foregoing documents.

(e) Indemnification.

(i) Except to the extent caused by the gross negligence or willful misconduct of Novartis, Subtenant will defend, indemnify and save Novartis harmless from and against any and all Claims (as defined in the Overlease) asserted by or on behalf of any person, firm, corporation or public authority arising from:

(1) Subtenant’s breach of any covenant or obligation under this Sublease;

(2) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon or at the Sublease Premises;

(3) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in or about the Building or Condominium to the extent directly arising out of the use or occupancy of the Sublease Premises by or the negligence or misconduct of any of the Subtenant Parties; and

(4) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Novartis) at the Sublease Premises during the term hereof and during the period of time, if any, prior to the Term Commencement Date that Subtenant any of the Subtenant or any of Subtenant’s agents, employees, contractors or invitees may have been given access to the Sublease Premises, including without limitation for the performance of Subtenant’s Work and any Alterations.

(ii) Except to the extent caused by the gross negligence or willful misconduct of any of the Subtenant of any of Subtenant’s agents, employees, contractors or invitees, Novartis shall defend, indemnify and save Subtenant harmless from and against any and all Claims (as defined in the Overlease) asserted by or on behalf of any person, firm, corporation or public authority arising from any injury to or death of any person, or loss of or damage to property, sustained or occurring in or about the Condominium to the extent arising from the gross negligence or willful misconduct of Novartis.

(f) Waiver of Subrogation; Mutual Release. Novartis and Subtenant each hereby waives on behalf of its property insurers only (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) and do hereby waive and release any and all right of recovery, claim, action or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (other than rights of recovery, claims, actions, and causes of action pursuant to Section 2.2(g) of the Overlease) that may occur to or within the Premises and/or the Sublease Premises, the Building or the Condominium or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained from time to time (including all deducible and retention amounts), even if not required hereunder, including, in every instance, negligence by the other party hereto and/or its Related Parties. Novartis and Subtenant each agrees to cause appropriate clauses to be included in their property insurance policies necessary to implement the forgoing provisions. For avoidance of doubt, any self-insured retentions tied to the parties property insurance program shall be deemed to be “insurance” for purposes of this waiver.

(g) Such insurance shall name Novartis and Overlandlord as additional insureds, or loss payees, as the case may be, shall state that it will not be terminated, modified or revoked without at least thirty (30) days’ prior written notice to Novartis and Overlandlord, and shall be written by insurers of recognized financial standing which are authorized to transact insurance business in the Commonwealth of Massachusetts. Prior to the date Novartis makes the Sublease Premises available for the performance of Subtenant’s Work, Subtenant shall deliver to Novartis certificates evidencing such insurance, and at least fifteen (15) days prior to the expiration of any such insurance policies, Subtenant shall deliver to Novartis certificates evidencing the replacement or renewal thereof.

11. Services. Novartis shall provide Subtenant on or before the Commencement Date for SP#1 with the name and contact information of the entity that Novartis has initially engaged to serve as Novartis’ Property Manager to administer this Sublease on behalf of Novartis, and Subtenant agrees to handle all administrative functions described in the Responsibilities Matrix attached hereto as Exhibit D, directly with the Property Manager, or such other Property Manager as Novartis shall designate from time to time during the term of this Sublease. Except as otherwise expressly provided in the Responsibilities Matrix, Novartis agrees that Subtenant shall have and enjoy the same rights which Novartis, as tenant under the Overlease, has to performance by Overlandlord of any service, repair, alteration or other similar obligation which is the obligation of Overlandlord to perform under those provisions of the Overlease related to or affecting the Sublease Premises incorporated herein, including, but not limited to, those set forth in clauses (i), (ii), (iii), (iv) and (v), below, provided, however, that Subtenant agrees and understands that Novartis shall have no obligation or responsibility whatsoever to provide or perform any such service, repair, alteration or other similar obligation including, but not limited to, the obligation of Overlandlord to: (i) provide the services (including, without limitation, heat, ventilation, air-conditioning, electricity, elevator service and cleaning of the Atrium and the common areas of the Building) that Overlandlord has agreed to provide pursuant to the Overlease or is obligated to provide pursuant to law, (ii) making the repairs or restorations that the Overlandlord has agreed to make pursuant to the Overlease or as may be required by law, (iii) complying with laws or requirements of any governmental authorities to the extent that the Overlandlord is obligated to comply with pursuant to the Overlease, (iv) taking any other action that the Overlandlord has agreed to provide, furnish, make, comply with or take, or cause to be provided, furnished, made, complied with or taken, under the Overlease, or (v) any other obligation of Overlandlord’s under the Overlease (the aforesaid responsibilities of the Overlandlord being collectively referred to herein as the “Overlandlord Obligations”). Subtenant further agrees and understands that each such Overlandlord Obligation shall be provided or performed by the Overlandlord and not by Novartis. In furtherance of the foregoing, unless required to by law, Subtenant does hereby waive any cause of action and any right to bring any action against Novartis by reason of any act or omission of Overlandlord under the Overlease, unless such cause of action arises directly out of Novartis’s acts or omissions related to the Overlease.

12. Default of Overlandlord. If Overlandlord does not perform or observe any of the Overlandlord Obligations, Novartis shall have no liability therefor to Subtenant and Novartis shall be excused from performance of the corresponding obligations which may be owed by Novartis to Subtenant under this Sublease. Novartis shall cooperate with Subtenant as may reasonably be necessary to compel Overlandlord to provide the services it is obligated to provide pursuant to the Overlease. Novartis agrees, upon Subtenant’s request, to use reasonable efforts at Subtenant’s expense to (a) cause Overlandlord to provide the services or utilities or make the repairs or restorations described in the Overlease, or (b) to obtain Overlandlord’s consent or approval wherever required by the Overlease. Novartis agrees that if under the Overlease any right or remedy of Novartis or any duty or obligation of Overlandlord is subject to or conditioned upon Novartis making any demand upon Overlandlord or giving any notice or request to Overlandlord then, if Subtenant shall so request, Novartis, at Subtenant’s expense, shall make such demand or give such notice or request on Novartis’ behalf. Notwithstanding anything to the contrary contained herein, in no event shall Novartis be required to commence a legal proceeding or otherwise engage in the dispute resolution procedures described in Section 29 of the Overlease against the Overlandlord to satisfy the “use of reasonable efforts” standard contained above in this Section 12. Any condition resulting from an unexcused default by Overlandlord shall not constitute as between Novartis and Subtenant an eviction, actual or constructive, of Subtenant. No such default shall excuse Subtenant from the performance or observance under this Sublease, or entitle Subtenant to terminate this Sublease or to receive any reduction in or abatement of the rent provided for in this Sublease, except as may be permitted to, and to the extent received by, Novartis as tenant under the Overlease.

13. Overlandlord’s Consent. Notwithstanding anything to the contrary herein set forth, this Sublease shall not become effective unless and until Novartis has obtained from Overlandlord written consent to this Sublease (the “Consent”). Novartis agrees to request the Consent from Overlandlord promptly upon the execution of this Sublease and to use reasonable efforts to obtain such Consent and shall forward to Subtenant a copy of the same promptly upon its receipt by Novartis.

14. Notices. Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Sublease) and shall be deemed to have been properly given, rendered or made, if personally delivered or sent by registered or certified mail, return receipt requested, or by reputable overnight courier providing evidence of receipt addressed, if to Novartis, as follows:

Novartis Services Inc.

One Health Plaza

East Hanover, NJ 07936

Attention: Kathy Winkler

with a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

6th Floor

New Brunswick, NJ 08901

Attention: Karl Piirimae, Esq.

and if to Subtenant, as follows:

Prior to the Commencement Date for SP#1:

Magenta Therapeutics, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

Attention: Christina Isacson

Following to the Commencement Date for SP#1:

Magenta Therapeutics, Inc.

100 Technology Square

Cambridge, MA 02139

Attention: Christina Isacson

and shall be deemed to have been given, rendered or made on the day delivered. Either party may, by notice as aforesaid, designate a different address for notices, statements, demands or other communication intended for it. If Novartis gives any default notice to Subtenant under the provisions of this Sublease, such notice shall include a description of such default, and a statement setting forth the amount which Novartis reasonably estimates that Novartis intends to draw against the Letter in the event Subtenant fails to cure such default within applicable cure periods.

15. Condition of the Sublease Premises.

(a) Except as otherwise expressly provided this Section 15, Novartis shall deliver the Sublease Premises to Subtenant vacant, broom clean and otherwise in its “as is” condition on the date hereof, as the same may be affected by reasonable wear and tear after the date hereof. Subtenant is subleasing the Sublease Premises from Novartis after having had an opportunity to fully inspect the Sublease Premises and the right not to execute this Sublease if the results of said inspection were unacceptable. Therefore, except as otherwise explicitly provided in this Sublease with respect to the performance of the Novartis Work and the delivery of the SP#1 portion of the Sublease Premises and SP#2 portion of the Sublease Premises in accordance with the Delivery Condition, Subtenant hereby agrees that the term “as is” means that upon having approved said inspection, it will sublease the Sublease Premises, without warranty or representation, either oral or written, or expressed or implied, as to the physical condition of the Sublease Premises and/or the compliance of same with building, fire, health and zoning codes and other applicable laws, ordinances and regulations. Novartis hereby expressly disclaims any and all warranties or representations made to Subtenant, whether same were made by any partner, officer, director, shareholder or employee of Novartis or any other agent of same, such as a broker, unless such warranty or representation is contained in writing as a part of this Sublease. Except as otherwise explicitly provided in this Sublease with respect to the performance of the Novartis Work and the delivery of the SP#1 portion of the Sublease Premises and SP#2 portion of the Sublease Premises in accordance with the Delivery Condition, (i) Novartis shall not incur any greater obligation, financial or otherwise, in connection with the Sublease Premises than it would have had but for this Sublease, and (ii) Subtenant shall be solely responsible for all costs which may be imposed on Novartis or Subtenant under the Overlease in connection with the condition of the Sublease Premises arising from Subtenant’s use and occupancy thereof following the applicable Commencement Date. Except as otherwise explicitly provided in this Sublease with respect to the performance of the Novartis Work and the delivery of the SP#1 portion of the Sublease Premises and SP#2 portion of the Sublease Premises in accordance with the Delivery Condition, Novartis shall have no obligation whatsoever with respect to the condition of any portion of the Sublease Premises.

(b) Notwithstanding anything to the contrary contained herein, Novartis shall, at its sole cost and expense, perform the work more particularly described on Exhibit B attached hereto (the “Novartis Work”). The Novartis Work shall be performed in compliance with all applicable Legal Requirements (as defined in the Overlease) and the provisions of the Overlease.

(c) If Subtenant elects to perform any work in the Sublease Premises, Subtenant, if so required pursuant to Section 12.1 of the Overlease, shall obtain the consent of both Novartis and Overlandlord for such work, and shall perform such work, in the manner set forth in Article 12 of the Overlease. Subtenant may make changes, alterations, additions or improvements to the Sublease Premises, subject, however, to the prior written consent of Novartis (which consent shall not be unreasonably withheld, conditioned or delayed, except in the event of Permitted Alterations [as such term is defined in Section 12.1 of the Overlease], in which case no consent shall be required) and Overlandlord to the extent required under the provisions of the Overlease. Any changes, alterations, additions or improvements by or on behalf of Subtenant which have been consented to by Novartis and the Overlandlord, or for which consent shall not be required, shall be made subject to and in accordance with the provisions of the Overlease and the Construction Alterations Checklist attached hereto as Exhibit F (as same may be modified from time to time during the term of this Sublease) and the Construction Work Rules and Regulations attached hereto as Exhibit G (as same may be modified from time to time during the term of this Sublease). Subtenant shall be responsible for the cost of all mechanical, electrical, plumbing and technology infrastructure supporting any changes, alterations, additions or improvements to the Sublease Premises made by Subtenant.

(d) Subtenant shall pay any and all reasonable actual out-of-pocket third party review fees or charges Novartis may incur and any and all fees or charges Overlandlord may incur and which are chargeable pursuant to the Overlease and charged to Novartis in connection with Subtenant’s making changes, alterations, additions or improvements to the Sublease Premises. Except as expressly set forth in this Sublease, on or before the expiration or sooner termination of this Sublease, if (i) Overlandlord requires the removal of any changes, alterations, additions or improvements to the Sublease Premises performed by or for the benefit of Subtenant (other than the Novartis Work) in accordance with Section 12.1 of the Overlease, (ii) if the Overlease would otherwise require Novartis, as tenant under the Overlease to remove of any changes, alterations, additions or improvements to the Sublease Premises performed by or for the benefit of Subtenant (other than the Novartis Work) in accordance with Section 12.1 of the Overlease, or (iii) Novartis requires the removal of any changes, alterations, additions or improvements to the Sublease Premises performed by or for the benefit of Subtenant (other than the Novartis Work), then Subtenant shall, at its sole cost and expense, promptly remove such changes, alterations, additions or improvements to the Sublease Premises, and repair any damage caused by such removal. Subtenant acknowledges and agrees that Subtenant shall, at its sole cost and expense, promptly remove all of Subtenant’s property which would constitute “Tenant’s Property” (as defined in the Overlease) from Sublease Premises on or before the Expiration Date, and repair any damage caused by such removal. Notwithstanding anything to the contrary contained herein, if Subtenant requests in writing that Novartis make the election on whether any alterations, additions or improvements (including, without limitation Subtenant’s Work) shall be required to be removed at the end of the term, at the time Novartis receives Subtenant’s notice regarding the Permitted Alterations or Novartis approves the plans for such alteration, as the case may be, then, solely with respect to Novartis’s rights under subsection (iii) of this Section 15(d), Novartis shall make such election at the time Novartis receives Subtenant’s notice regarding the Permitted Alterations or Novartis approves the plans for such alteration, as the case may be, in accordance with Section 12.1 of the Overlease.

(e) Novartis has advised Subtenant that as of the Effective Date, Novartis has an unused portion of the TI Allowance described in Paragraph 4 of the Third Amendment to the Overlease, which exceeds the amount of the Sublet Improvement Allowance (as hereafter defined). Overlandlord has agreed to accept payment requisitions from Novartis for work performed by Subtenant as part of Subtenant’s Work (as hereafter defined), subject to the requirements of Section 5(e) of Exhibit A attached to the Third Amendment to the Overlease Provided that Subtenant is not in default of any term or condition of this Sublease beyond the expiration of any applicable notice and cure period, Novartis shall apply for payment to the Overlandlord as part of the Novartis’ TI Allowance up to a maximum amount of $693,580.00 (the “Sublet Improvement Allowance”), solely against the cost and expense incurred by Subtenant in connection with the performance of alteration work within the Sublease Premises (the “Subtenant’s Work”), inclusive of so called “Soft Costs” related thereto, including without limitation, fees payable to Subtenant’s engineer, architect and space planner, the cost to file the final plans and obtain necessary permits and the costs. Subtenant acknowledges and agrees that in no event shall more than $34,679.00 of the Sublet Improvement Allowance be payable towards Soft Costs. In the event that the cost and expense of Subtenant’s Work shall exceed this amount, Subtenant shall be entirely responsible for such excess. Subject to the requirements set forth in Section 5(e) of Exhibit A attached to the Third Amendment, the Sublet Improvement Allowance is available for Subtenant’s requisition commencing upon the Commencement Date for SP#1 of this Sublease but in no event later than one (1) year after the Commencement Date for SP#2 of this Sublease (the “Outside Requisition Date”). Subtenant, agrees that any portion of the Sublet Improvement Allowance which has not been the subject of a payment requisition by Subtenant on or before the Outside Requisition Date, shall no longer be available to Subtenant hereunder, and Novartis shall have no obligation to pay any such portion of the Sublet Improvement Allowance to Subtenant or otherwise provide Subtenant with any credit against rent. Subtenant shall comply with all of the requisition and payment requirements in accordance with the terms of Section 5(e) of Exhibit A attached to the Third Amendment to the Overlease, and acknowledges and agrees that all Subtenant’s requisitions for payment, and the payment of the Sublet Improvement Allowance by Overlandlord shall be subject to the requirements of Section 5(e) of Exhibit A attached to the Third Amendment to the Overlease in all respects.

16. Consent of Novartis. In all provisions requiring the approval or consent of both Novartis and Overlandlord, Subtenant shall simultaneously submit its request for consent or approval to Novartis, and Novartis shall forward to Overlandlord such request without delay. In the event Novartis’ consent is required, Novartis shall not unreasonably withhold, condition or delay its consent.

17. Entire Agreement. No supplement, modification or waiver of this Agreement or any provision hereof shall be binding unless executed in writing by both parties to this Sublease, and any waiver, consent or approval shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

18. Broker. Novartis and Subtenant each represents to the other that it has not dealt with any brokers or agents other than New mark Knight Frank (the “Broker”) with respect to the Sublease Premises or this Sublease and each shall indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs and expenses to which it may be subject or suffer by reason of any claim made by any person, firm or corporation other than the Broker for any commission, expense or other compensation as a result of the execution and delivery of this Sublease and based on alleged conversations or negotiations by said person, firm or corporation with either Novartis or Subtenant, as the case may be. Novartis shall pay all commissions arising to the Broker from or related to this Sublease to the Broker pursuant to the terms of a separate agreement.

19. Security Deposit.

(a) Subtenant has deposited with Novartis the sum of ONE MILLION, SEVEN HUNDRED EIGHTY THOUSAND ONE HUNDRED EIGHTY-EIGHT AND 00/100 DOLLARS ($1,780,188.00) by Letter of Credit (as hereinafter defined) as security for the faithful performance, observance and compliance with all of the terms, covenants and conditions of this Sublease on Subtenant’s part to perform, observe or comply with. In the event that Subtenant defaults under any of the terms, covenants or conditions in this Sublease on Subtenant’s part to observe, perform or comply with (including, without limitation, the payment of any installment of Fixed Rent or any amount of additional rent) which continues after any required notice and the expiration of any applicable cure period, then, to the extent required for the payment of any Fixed Rent, additional rent, or any other sums as to which Subtenant is in default, or for any sum that Novartis may expend or may be required to expend by reason of any such default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Novartis), (i) Novartis may notify the Issuing Bank (as such term is defined in Section 19(b)) and thereupon receive all or a portion of the monies represented by the said Letter of Credit and use, apply, or retain the whole or any part of such proceeds, or (ii) in the event that Novartis is holding a cash security pursuant to Section 19(c), Novartis may use, apply, or retain the whole or any part of the cash security. In the event that Novartis uses applies or retains any portion or all of the proceeds of such Letter of Credit or of such cash security, or both, as the case may be, the amount not so used, applied or retained shall continue to be treated as Subtenant’s security deposit, and Subtenant shall deliver to Novartis a new Letter of Credit meeting the requirements set forth in this Section 19 in the amount of $1,780,188.00, within fifteen (15) days after Novartis’s written demand therefore, so that, at all times, the amount deposited shall be $1,780,188.00 and, upon receipt of such new Letter of Credit, Novartis shall return to Subtenant any remaining portion of the cash proceeds of the Letter of Credit drawn upon by Novartis. Subtenant’s failure to provide such new Letter of Credit within such fifteen (15) day period shall be deemed to be a default under this Sublease entitling Novartis to exercise all of its rights under this Sublease, at law and in equity without requiring Novartis to provide any further notice to Subtenant. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, that portion, if any, of the cash security or Letter of Credit, or both, as the case may be, not used applied or retained shall be returned to Subtenant as soon as possible after the Expiration Date and after delivery of possession of the entire Sublease Premises to Novartis, in accordance with, and subject to, the applicable provisions of this Sublease.

(b) The letter of credit (the “Letter of Credit”) to be delivered as security under this Section shall be a clean, irrevocable, transferable (without cost to the transferor) and unconditional letter of credit issued by and drawn upon a commercial bank satisfactory to Novartis in its reasonable discretion (the “Issuing Bank”), which Letter of Credit shall be substantially in the form annexed hereto as Exhibit C, and otherwise in form and content satisfactory to Novartis, have a term of not less than one year, be for the account of Novartis and be in the amount of $1,780,188.00, Novartis hereby approves Silicon Valley Bank as an acceptable issuer of the Letter of Credit. The Letter of Credit shall provide that:

(i) The Issuing Bank shall pay to Novartis or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of only the Letter of Credit and a sight draft in the amount to be drawn, and that partial drawings are permitted;

(ii) The Letter of Credit shall be deemed to be automatically renewed, without amendment and without any final expiration date earlier than sixty (60) days after the Expiration Date, for consecutive periods of one year each, unless the issuing Bank sends written notice (the “Non-Renewal Notice”) to Novartis by certified or registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed; and

(iii) The Letter of Credit shall be transferable by the beneficiary thereof, without charge to the beneficiary, and that any failure to pay the transfer charges shall not affect the beneficiary’s ability to transfer the Letter of Credit; the Letter of Credit may be transferred as aforesaid from time to time, by the then beneficiary under the Letter of Credit; to effectuate a transfer under the Letter of Credit, the beneficiary must notify the Issuing Bank in a writing signed by an authorized signatory of beneficiary, of the name and address of the transferee and of the effective date of the transfer; and upon the Issuing Bank’s receipt of such writing, the Issuing Bank will issue an amendment to the Letter Credit that changes the name and address of the beneficiary hereof and shall deliver the original of such amendment to the new beneficiary/transferee and a copy thereof to the prior beneficiary/transferor.

(c) Novartis, after its receipt of the Non-Renewal Notice (or if (i) a renewal notice from the Issuing Bank, or (ii) a replacement Letter of Credit complying with the terms hereof, is not received prior to thirty (30) days before the final expiration date of such Letter of Credit), shall have the right, exercisable by a sight draft only, to receive the moneys represented by the Letter of Credit, which moneys shall be held by Novartis as a cash deposit pursuant to the terms of this Article pending the replacement of such Letter of Credit Novartis agrees, further to hold said security in such an account, subject, however, to the terms of Section 19(a) above with respect to the use, application or retention of such security and with respect to Subtenant’s obligation to provide a new Letter of Credit

(d) In the event of a transfer of the interest of Novartis in and to this Sublease, Novartis shall have the right, at no cost or expense to Novartis, to transfer or assign such cash security or Letter of Credit to the transferee, and Novartis shall notify Subtenant of such transfer, together with the name and address of such transferee, and Novartis shall thereupon be released by Subtenant from all liability for the return of such cash security or Letter of Credit. In such event, Subtenant agrees to look solely to the transferee (i.e., the new Novartis) for the return of said cash security or Letter of Credit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash security or Letter of Credit to a new Novartis. In connection with the foregoing, Subtenant, at no cost to Novartis, shall cooperate with Novartis and such transferee in connection with the transfer or assignment of such security or Letter of Credit, including, without limitation, executing and delivering, within, five (5) days after written demand therefore, any and all instruments, certificates, agreements or other documents that Novartis, such transferee, the bank with which such security is deposited or the Issuing Bank may require.

(e) Subtenant covenants that it will not assign or encumber, or attempt to assign or encumber, such cash security or Letter of Credit, and that neither Novartis nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

20. Destruction by Fire or Other Cause. If the Sublease Premises shall be partially or totally damage or destroyed by fire, casualty or other causes, Novartis shall have the right to terminate this Sublease, in its sole discretion in accordance with Section 18.2 of the Overlease. If Novartis does not terminate this Sublease and otherwise receives an abatement of rent with respect to the Sublease Premises under the Overlease for such damage or destruction, there shall be a proportional abatement of Fixed Rent payable hereunder by Subtenant to Novartis for the period from the date of such damage or destruction to the date that the damage shall be repaired or restored.

21. Condemnation. The termination of the Overlease by the Overlandlord or Novartis pursuant to Article 18 thereof shall be binding on Subtenant and shall terminate this Sublease on the same date and Subtenant shall have no claim against Overlandlord or Novartis for any award or damage, except the cost of Subtenant’s moving expenses, provided Overlandlord’s award is not thereby reduced or materially adversely affected.

22. Parking. During the term, hereof, beginning on the Commencement Date for SP#1, Novartis will, subject to the terms of the Overlease, request that the Overlandlord make available up to one hundred four (104) parking spaces (based on an allocation of 1.5 spaces per 1000 rentable square feet in the Sublease Premises rounded down to the nearest whole number), the “Subtenant Parking Space Cap”) for Subtenant’s use in the Parking Garage (as defined in the Overlease). On or before the Commencement Date for SP#1, Subtenant shall notify Novartis in writing of the number of parking passes which Subtenant wishes to use. Thereafter, upon at lease thirty (30) days’ prior express written notice, Tenant shall have the right from time to time to ask Novartis to request an increase the number of parking spaces which Subtenant is entitled pursuant to this Section 22 (provided, however, that in no event will Subtenant be entitled to use more parking spaces than the Parking Space Cap). Subtenant acknowledges that Overlandlord has no obligation to provide Subtenant with any increased number of parking passes following any Subtenant request, and Novartis shall have no liability to Subtenant under this Sublease if Overlandlord fails to provide Subtenant with any increased number of parking passes for any reason. The number of parking spaces reserved for Subtenant, as increased pursuant to this Sublease or as otherwise permitted by Overlandlord, are hereinafter referred to as the “Parking Spaces.” Subtenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to an Affiliated Entity and/or a Successor (as such terms are defined in Section 16.3 of the Overlease) provided such Successor at the time of such transfer is not a Competitor, or otherwise transferred pursuant to an approved Transfer under Article 16 of the Overlease. Effective on the Commencement Date for SP#1, Subtenant shall pay $325.00 per month for each Parking Space directly to Technology Square Garage. Thereafter, upon Subtenants receipt of a notification from Technology Square Garage, Subtenant shall pay any increases in the monthly parking charges as may be imposed by Technology Square Garage from time to time during the term, of this Sublease. If, for any reason, Subtenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after written notice thereof, Subtenant shall have no further right to the Parking Spaces for which Subtenant failed to pay the charge under this Section 22 and Technology Square Garage may allocate such Parking Spaces for use by other tenants of the Condominium free and clear of Tenant’s rights under this Section 22. The Parking Spaces will be on an unassigned, non-reserved basis, and shall he subject to such reasonable rules and regulations as may be in effect for the use of the parking facilities from time to time (including, without limitation, Overlandlord’s right, without additional charge to Subtenant above the monthly charge for Parking Spaces to institute a valet or attendant-managed parking system).

23. Holding Over. On or prior to the Expiration Date, Subtenant will surrender possession of the Sublease Premises to Novartis in accordance with the requirement of Article 20 of the Overlease, and this Sublease, including any obligation to remove and restore any

Alteration performed by or for the benefit of Subtenant in the Sublease Premises and the Roof Premises, if applicable. If Subtenant holds over after the Termination Date (in the event Novartis exercises the right to terminate this Sublease in accordance with the terms of Section 2(c) of this Sublease), or Expiration Date of this Sublease, as the ease may be, without the express written consent of Novartis, Subtenant shall become a tenant of sufferance only. Notwithstanding anything to the contrary contained in Section 20,3 of the Overlease, (i) if Subtenant holds over after the Termination Date of this Sublease (in the event Novartis exercises the right to terminate this Sublease in accordance with the terms of Section 2(c) of this Sublease), Subtenant shall pay to Novartis on the first day of each month of the holdover period, an amount equal to one hundred fifty percent (150%) of the Fixed Rent payable by Subtenant for the month in which the Termination Date of this Sublease shall occur, plus all additional rent payable to Novartis under this Sublease for each month and any partial month that Subtenant shall continue to hold over; (ii) if Subtenant holds over after the Expiration Date of this Sublease and Novartis has extended the term of the Overlease, so that the Expiration Date of the Overlease is later than thirty (30) days after the Expiration Date of this Sublease, Subtenant shall pay to Novartis on the first day of each month of the holdover period, an amount equal to one hundred fifty percent (150%) of the Fixed Rent payable by Subtenant for the month in which the Expiration Date of this Sublease shall occur, plus all additional rent payable to Novartis under this Sublease for each month and any partial month that Subtenant shall continue to hold over; and (iii) if Subtenant holds over after the Expiration Date of this Sublease and Novartis has not extended the term of the Overlease so that the Expiration Date of the Overlease is thirty (30) days after the Expiration Date of this Sublease, Subtenant shall pay to Novartis on the first day of each month of the holdover period, an amount equal to the greater of (x) one hundred fifty percent (150%) of the Fixed Rent payable by Subtenant for the month in which the Expiration Date of this Sublease shall occur, and (y) one hundred fifty percent (150%) of the Yearly Rent required to be paid by Novartis for such month for the entire Building under the terms of the Overlease, plus all additional rent payable to Novartis under this Sublease for each month or any portion thereof that Subtenant shall continue to hold over. If Subtenant fails to surrender the Sublease Premises to Novartis in the condition required under the provisions of the Overlease on or before the Termination Date or Expiration Date, as the ease may be, Subtenant shall pay Novartis the holdover rent described in the immediately preceding sentence to Novartis and shall indemnify and hold Novartis harmless from all loss or liability, including without limitation, any claim made by Overlandlord or any successor tenant resulting from Subtenant’s failure to surrender the Sublease Premises and any attorney’s fees and costs incurred by Novartis and Overlandlord.

24. Security. Novartis controls access to the Building and within the Building by a security system that uses HID Corporate 1000 Iclass cards and readers (the “HID card access system”). Subtenant will supply Novartis with HID cards that shall be compatible with Novartis’ security system and ProWatch badging system for access into common areas of Building including the loading dock, Novartis will only be responsible for programming access to the elevator and other common areas. Subtenant will be responsible for programming Subtenant HID cards to permit Subtenant’s, employees to gain access to the Sublease Premises via the elevators and the Building. Subtenant will supply Novartis security with HID cards and keys to allow access to the Sublease Premises for testing at commencement of Sublease.

Subtenant will be responsible for purchase, installation, maintenance and repair and replacement and programming of any and all door cores in Premises including but not limited to interior and exterior cores. Subtenant will be responsible for any and all security services within Sublease Premises including but not limited to supervised tours of and visits to Sublease Premises, events held in the Sublease Premises, repair, maintenance and replacement of access controls and CCTV or similar. Subtenant acknowledges and agrees that the Conference area on first floor will be secured via Novartis HID system and that Subtenant shall have, no right to access the Conference area on first floor during the term of this Sublease. The Sublease Premises shall be disconnected from the security systems that Novartis has installed therein and Subtenant shall have the right, at Subtenant’s sole cost and expense and subject to Novartis’s review and approval of Subtenant’s plans and the requirements of the Overlease in all respects, to install such additional security equipment and systems as shall be reasonably required by Subtenant for the use and occupancy of Sublease Premises (the “Subtenant’s Security Equipment”). Throughout the term of this Sublease, Subtenant shall, at Subtenant’s sole cost and expense, maintain and operate the Subtenant’s Security Equipment in a good order and condition and in accordance with all Legal Requirements (as defined in the Overlease) and all manufacturers suggested maintenance programs and shall repair all damage caused by the use, maintenance or operation of the Subtenant’s Security Equipment. On a monthly basis, Subtenant shall provide Novartis Security with (i) the number of access cards and keys (if applicable) requested by Novartis for emergency access (see Landlord Access) to the Premises (including any required replacement cards) from time to time during the term of this Sublease, and (ii) a monthly list of all Magenta employees including their business email contact information and their respective card numbers, at Subtenant’s sole cost and expense. Throughout the term of this Sublease, Novartis shall, at its sole cost and expense, maintain and operate an HID or similar card access system in good working and condition and in accordance with all Requirements, and all manufacturers’ suggested maintenance programs for Subtenant’s access into common areas of Building including the loading dock. Any HID card deactivations and/or lost/stolen HID cards by Subtenant and/or Subtenant’s employees shall be immediately reported by Subtenant to Novartis Security. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 24, NOVARTIS MAKES NO WARRANTIES OF WHATSOEVER NATURE REGARDING THE HID CARD ACCESS SYSTEM, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF NOVARTIS AND SUBTENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES AS BETWEEN NOVARTIS AND SUBTENANT, NOVARTIS SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO SUBTENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, ARISING OUT OF OR IN CONNECTION WITH, THE USE OF, FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF THE HID CARD ACCESS SYSTEM, AND SUBTENANT HEREBY RELEASES NOVARTIS FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NOVARTIS OR ANY OF NOVARTIS’S AGENTS, CONTRACTORS, EMPLOYEES OR INVITEES).

25. Lobby Signage. Subtenant, at Subtenant’s sole cost and expense, shall be entitled to a standing removable sign in the lobby of the Building which sign shall not exceed 24 inches by 24 inches in size (The “Lobby Sign”) subject to the provisions of this Section 25. The size, shape, composition of materials and location of the Lobby Sign shall be subject to Novartis’s prior written approval, which approval shall not be unreasonably withheld delayed or conditioned, and shall comply with the terms of the Overlease and all applicable Legal Requirements (as defined in the Overlease) at all times during the term.

26. Subordination to Prime Lease.

This Sublease is and shall be expressly subject and subordinate to all of the terms, provisions, covenants, agreements and conditions of the Prime Lease. This Sublease is also subject and subordinate to all instruments, agreements and other matters to which the Prime Lease is or shall be subject or subordinate.

27. Governing Law. The exercise, validity, construction, operation and effect of the terms and provisions of this Sublease shall be determined and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed in the Commonwealth of Massachusetts. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, NOVARTIS AND SUBTENANT HEREBY BY CONSENT TO: (A) THE JURISDICTION OF ANY FEDERAL, STATE, COUNTY OR MUNICIPAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS; (B) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY MASSACHUSETTS LAW; AND (C) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SUBLEASE, THE RELATIONSHIP OF NOVARTIS AND SUBTENANT, SUBTENANT’S USE OR OCCUPANCY OF THE SUBLEASE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

28. Successors and Assigns. Subject to Section 6 hereof, this Sublease shall be binding, upon and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

29. Novartis Representations and Warranties. Novartis represents and warrants to Subtenant that; (i) the Overlease is in full force and effect; (ii) Novartis has received no notice of default from Overlandlord and, to the best of Novartis’s knowledge, there exist no conditions, circumstances or state of facts that would constitute, a default by Overlandlord or Novartis under the Overlease; (iii) a true and complete copy of the Overlease and all exhibits, schedules and amendments thereto are annexed to this Sublease as Exhibit H, and (iv) Novartis has not received any written notice that any work is required under the Overlease or by applicable law to be done in the Sublease Premises; and (v) Novartis has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Sublease Premises.

30. Limited Liability. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either Novartis or Subtenant be personally liable for the performance of that party’s obligations under this Sublease.

31. Quiet Enjoyment. Subtenant, upon keeping, observing and performing all of the covenants and agreements of this Sublease on its part to be kept, observed and performed, shall lawfully hold, occupy and have quiet enjoyment of the entire Sublease Premises throughout the term of this Sublease:

32. Counterparts and Execution. This Sublease may be executed and. delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes. To facilitate execution of this. Agreement, the parties hereto may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Each individual executing this Sublease on behalf of Novartis or Subtenant represents and warrants that he or she has been duly authorized to do so.

IN WITNESS WHEREOF, Novartis and Subtenant have executed this Sublease as of the day and year first above written.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC., A Delaware corporation

By:	/s/ Revathi Rommohan
Name: Revathi Rommohan
Title: Chief Financial Officer

MAGENTA THERAPEUTICS, INC., A Delaware corporation

By:	/s/ Jason Gardner
Name: Jason Gardner
Title: CEO

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